UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
 _______________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2012
_______________________________________________________________

PRIME GLOBAL CAPITAL GROUP INCORPORATED
(Exact name of registrant as specified in its charter)

NEVADA	333-158713	26-4309660
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11-2, Jalan 26/70A, Desa Sri Hartamas
50480 Kuala Lumpur, Malaysia
(Address of principal executive offices) (Zip Code)

+603 6201 3198
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Definitive Purchase Agreement to Acquire Real Estate in Selangor, Malaysia

On April 18, 2012, PGCG Assets Holdings Sdn. Bhd, (the wholly owned subsidiary of Union Hub Technology Sdn. Bhd.), or PGCG Assets, on the one hand, and Ng Ooi Wah and Sim See Hua, or the Dunford Shareholders, on the other hand, executed a definitive agreement pursuant to which PGCG Assets agreed to purchase all of the issued and outstanding securities of Dunford Corporation Sdn. Bhd, or Dunford, at a purchase price equal to RM 55,000,000, or the Purchase Price.  Dunford’s primary assets consist of two parcels of vacant land located in Selangor, Malaysia, or the Land, and assets related to Dunford’s insurance agency and secretarial services businesses.

Pursuant to the terms of the purchase agreement, PGCG Assets is obligated to consummate the purchase within five (5) months of the date of the purchase agreement, or the Completion Date.  PGCG Assets, however, has the option of extending the Completion Date by one (1) month subject to the payment of interest at the rate of 8% per annum on the unpaid portion of the Purchase Price during the period commencing from the expiration of such five (5) month period until the earlier to occur of the consummation of the purchase transaction or the expiration of the one (1) month extension period.  The interest payments must be made in full prior to the expiration of the five (5) month period, and any surplus interest payments remaining after payment in full of the Purchase Price will be refunded to PGCG Assets without interest.

Of the Purchase Price, there is a balance of RM 49,500,000 remaining.  PGCG Assets paid the Dunford Shareholders RM 4,400,000 upon the execution of the purchase agreement.  Together with RM 1,100,000 that was previously paid to the Dunford Shareholders, PGCG Assets has paid an aggregate amount of RM 5,500,000 toward the Purchase Price.  The balance of the Purchase Price will be released in three tranches as follows:

(i)	a sum sufficient to redeem the Land from encumbrances;

(ii)	a sum sufficient to pay in full certain liabilities of the Company;

(iii)	upon receipt of confirmation from applicable government agencies and creditors of such redemption and payments, a sum sufficient to pay off an advance made by an existing director of Dunford; and

(iv)	the balance to the Dunford Shareholders.

Upon consummation of the securities purchase transaction, all directors and secretaries of Dunford shall appoint nominees of PGCG Assets to serve as directors and officers of Dunford and concurrently resign from their positions with Dunford.  The Dunford Shareholders shall have one (1) month from the Completion Date, or such other extended period as may be agreed upon by the parties, to transfer out of the Company all assets and liabilities related to Dunford’s insurance agency and secretary services businesses.  The Dunford Shareholders further agree to indemnify PGCG Assets against all liabilities arising from such insurance agency and/or secretarial services businesses.

PGCG Assets is entitled to terminate the purchase agreement upon a breach of the representations, warranties or any other term of the purchase agreement, subject to a 14 working day cure period.  In the event of a termination resulting from a breach by the Dunford Shareholders, the Dunford Shareholders shall be obligated to refund all sum previously paid by PGCG Assets and shall pay to PGCG Assets the sum of RM 5,500,000 as liquidated damages.

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In the event PGCG Assets fails to pay the Purchase Price or otherwise breaches any material term of the purchase agreement, the Dunford Shareholders shall be entitled, at their discretion, to: (i) specific performance or damages against PGCG Assets, or (ii) terminate the purchase agreement, in which event the Dunford Shareholders shall be entitled to retain RM 5,500,000 as liquidated damages.  All other sums paid by PGCG Assets shall be refunded to PGCG Assets.

In the event the Land becomes subject to compulsory acquisition by a governmental authority, PGCG Assets shall be entitled to terminate the purchase agreement and receive a return of all prior sums paid toward the Purchase Price.  Alternatively, PGCG Assets may elect to consummate the purchase agreement, in which event, PGCG Assets shall be entitled to receive all compensation payable by the government in connection with such compulsory acquisition.

A copy of the purchase agreement is incorporated herein by reference and filed as Exhibit 10.1 to this Current Report on Form 8-K.  The description of the transactions contemplated by the purchase agreement set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the exhibit filed herewith and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Purchase Agreement dated April 18, 2012, by and among PGCG Assets Holdings Sdn. Bhd., Sim See Hua and Ng Ooi Wah.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIME GLOBAL CAPITAL GROUP INCORPORATED
Dated: April 18, 2012

	By:	/s/ Liong Tat Teh
Liong Tat Teh
Chief Financial Officer

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